Exhibit 99.1
For Release November 4, 2010
1:00pm Pacific
Clearwire Reports Record Subscriber and Revenue Growth in Third Quarter 2010
•	Total Subscribers of 2.84 Million, Up 402% Year Over Year

•	Total Net Subscriber Additions of 1.23 Million

•	Wholesale Subscriber Base Increases to 1.83 Million

•	Third Quarter Revenue of $147 Million — Up 114% Year Over Year

•	Domestic 4G Network Now Reaches 100 Million People

•	Updates Funding Status, Outlines Cash Conservation Steps

•	Improves Subscriber, ARPU and CPGA Guidance — Re-Affirms 2010 Build Plan
KIRKLAND, Wash. — November 4, 2010 — Clearwire Corporation (NASDAQ:CLWR), a leading provider of wireless broadband services and operator of the first 4G mobile broadband network in the country, today reported its financial and operating results for the third quarter of 2010.
“This quarter we saw continued strong demand for the nation’s first 4G mobile broadband service, which drove a record 1.23 million new subscribers for an ending third quarter subscriber base in excess of 2.84 million. Due to this phenomenal growth, we now believe we will end this year in excess of 4 million in total subscribers, nearly doubling our original 2010 expectation of just over 2 million,” said Bill Morrow, Clearwire’s CEO.
“In the last few days Clearwire launched the first 4G network in New York, which is now the world’s largest 4G market. And as of today our domestic 4G network reaches areas of the U.S. that cover approximately 100 million people,” continued Morrow. “In addition, we have announced planned December launches for San Francisco and Los Angeles, and we continue to expect to cover up to 120 million people with our 4G network by year end. While we continue to exceed our subscriber and operational goals, we have not yet secured future funding and prudence dictates that we take appropriate cash conservation steps to reduce costs. We continue to pursue all options for future funding including debt, equity or a potential sale of excess spectrum or other assets, and we remain cautiously optimistic that we will resolve our short-term funding needs in the near future. We continue to believe that our unmatched spectrum portfolio and our all-IP based network will keep us extremely well positioned in the dynamic and burgeoning market for mobile data.”
Clearwire ended the third quarter with 2.84 million total subscribers, consisting of 1.01 million retail subscribers and 1.83 million wholesale subscribers. This marks the first time the Company’s wholesale subscriber base has eclipsed its retail business. During the third quarter, Clearwire added 1.23 million total net new subscribers, including 150,000 retail additions and 1.1 million wholesale additions. This dramatic increase in wholesale subscribers includes users of multi-mode 3G/4G devices in areas where the Company has not yet launched 4G service, but from whom it currently expects to receive nominal revenue. As of September 30, approximately 45% of the Company’s wholesale subscribers resided outside of Clearwire’s launched markets.
At the end of the third quarter, Clearwire had launched its network covering areas where approximately 71 million people reside globally, including international and domestic pre-4G coverage. The Company’s domestic 4G coverage in launched markets reached approximately 66 million people as of the end of the third quarter. As of November 1, the Company’s global network coverage in launched markets reached areas where approximately 87 million people reside, and the Company’s domestic 4G coverage reached approximately 82 million people in launched markets. Including areas not yet commercially launched, as of November 1 Clearwire’s domestic 4G network now reaches areas of the U.S. where approximately 100 million people reside.
Revenue for the third quarter was $147 million, a 114% increase over third quarter 2009 revenue of $68.8 million. Consolidated average revenue per subscriber (ARPU) was $21.19, composed of retail ARPU of $42.74 and wholesale ARPU of $4.46 in the third quarter. While wholesale subscriber growth remained robust, wholesale revenue reflects the impact of nominal pricing for the 45% of wholesale subscribers outside of the Company’s launched markets with no or little usage of the Company’s network. Wholesale revenue in the third quarter was $16.5 million and is based upon minimal wholesale ARPU and usage assumptions due to unresolved issues around wholesale pricing. The issues relate to the application of existing wholesale pricing provisions to certain types of 4G devices. Once these issues are resolved, the Company expects to receive up to approximately $17 million in potential additional wholesale revenue from these 4G devices for the three month period ending September 30, 2010.
Consolidated cost per gross subscriber addition (CPGA) was $92 in the third quarter, composed of $505 CPGA in the retail business and no CPGA in the wholesale business. Consolidated monthly subscriber churn was 2.3% in the third quarter, consisting of 3.5% in the retail business and 1.3% in the wholesale business.
The third quarter 2010 net loss attributable to Clearwire was ($139.4) million, or ($0.58) per basic share. The third quarter 2010 adjusted earnings before interest, taxes, depreciation and amortization and non-cash expenses related to capital assets (adjusted EBITDA) loss was ($330.7) million, as compared with third quarter 2009 adjusted EBITDA loss of ($193.8) million and second quarter 2010 adjusted EBITDA loss of ($363.2) million.
2010 Business Outlook
Clearwire continues to expect to reach up to 120 million people with its 4G network by the end of 2010. Within this footprint, services are expected to be offered under both the CLEAR® brand name, and/or those of the Company’s strategic wholesale customers which will vary across individual markets.
The Company now expects that its total subscribers will be above 4 million by the end of 2010, including a portion which may be out-of-market wholesale subscribers from whom the Company expects to receive nominal revenue. This growth has doubled from the 2 million projected subscriber target anticipated at the start of the year.
The Company now expects retail CPGA to be in the mid $400’s for the full year 2010, an improvement from the previous guidance of retail CPGA in the low $500’s for the full year. In addition the Company now expects average retail ARPU to be above $42 for the full year 2010, an improvement from its previous guidance for retail ARPU to be over $41 for the full year.
The timing and extent of Clearwire’s plans are subject to a number of conditions, including the performance of its network in its launched markets and access to additional funding. The Company now expects its targeted cash spending to be approximately $3.2 to $3.4 billion in 2010, which includes the previously disclosed capacity augments driven by faster than expected subscriber loading in certain markets.
Additional Funding; Cash Conservation Measures
The Company is actively pursuing a number of options to resolve its need for additional capital. The Company is in discussions with a number of its major shareholders and other third parties about a number of options, including potential strategic transactions, additional debt or equity financings and/or asset sales. While the Company is cautiously optimistic it will resolve its short-term funding needs in the near future, there can be no assurances. Thus, it is implementing a series of significant cash conservation measures to reduce costs, including: a substantial reduction in sales and marketing spending, a suspension of additional retail channel market launches of the CLEAR-branded operations in select markets including Denver and Miami, delays in the introduction of CLEAR-branded smartphones, a substantial reduction in the contractor workforce, a 15% reduction in the number of employees, and the discontinuation of development activities for sites not required for its current build plan. The Company currently has thousands of sites in various stages of planning and construction beyond its current build plan, and it intends to suspend zoning and permitting in a portion of those sites until such time as additional funding becomes available. These contemplated initiatives are intended to result in potential cost savings of between $100 million to $200 million in 2010 and again in the first half of 2011.
LTE 2X Technology Trials
In August, Clearwire announced it would test coexistence scenarios for WiMAX and LTE in Phoenix using both Frequency Division Duplex (FDD) configurations using 40 MHz of spectrum paired in 2 x 20 MHz contiguous channels (“LTE 2X”), and Time Division Duplex (TDD) configurations using 20 MHz of spectrum. Initial tests have recently confirmed that the Company’s LTE 2X trial network achieved peak download speeds on commercially available equipment and devices in excess of 90 Mbps and upload speeds of more than 30 Mbps. The tests, which are anticipated to be concluded in the first quarter 2011, continue and are expected to confirm the unprecedented speed and capacity potential using Clearwire’s unmatched spectrum position.
Other Results of Operations
Cost of goods and services and network costs for the third quarter 2010 increased 148% to $241.3 million compared to $97.5 million for the third quarter 2009, primarily due to an increase in tower lease and backhaul expenses resulting from the current and expected launches of new 4G markets and an increase in write-offs and obsolescence and shrinkage allowances described below. During the three months ended September 30, 2010, the Company incurred approximately $10.8 million of expense related to an increase in its obsolescence and shrinkage allowance, $10.8 million related primarily to impairment charges on international assets and $9.4 million related to cost abandonments associated with market redesigns.
Selling, General and Administrative (SG&A) expense for the third quarter 2010 increased 71% to $248.3 million compared to $145.3 million for the third quarter 2009. The increase is primarily due to higher sales and marketing and customer care expenses in support of the launch of new markets, as well as additional resources, headcount and shared services that Clearwire has utilized as it continues to build and launch its 4G markets.
Higher network expansion activities led to an increase in Capital Expenditures (CapEx) to $763 million in the third quarter 2010 and $2.1 billion for the nine months ended September 30, 2010 from CapEx of $410 million for the third quarter 2009. Cash spent on operations, CapEx and spectrum was $2.8 billion for the nine months ended 2010. This was offset by net proceeds from financing activities of approximately $336 million in the nine months ended September 30, 2010, primarily generated from the proceeds of the rights offering and the final closing of the equity investment initiated in the fourth quarter of 2009. The Company ended the third quarter of 2010 with cash and investments of approximately $1.4 billion invested primarily in U.S. Treasury securities.

Clearwire Corporation
Summary of Financial Data
(In thousands, except per share data)
(Unaudited)

	Three months ended
	September 30,					June 30,			March 31,
	2010		2009			2010			2010
REVENUES	$146,964		$68,812		114%	$122,521		20%	$106,672
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	241,321		97,496		148%	260,570		-7%	144,599

Selling, general and administrative expense	248,261		145,278		71%	229,440		8%	223,791
Depreciation and amortization	124,348		52,938		135%	85,128		46%	78,756
Spectrum lease expense	72,761		64,426		13%	68,152		7%	66,691

Total operating expenses	686,691		360,138		91%	643,290		7%	513,837

OPERATING LOSS	(539,727)		(291,326)		85%	(520,769)		4%	(407,165)

LESS NON CASH ITEMS
Non Cash Expenses	84,716		44,571		90%	72,396		17%	76,811
Depreciation and amortization	124,348		52,938		135%	85,128		46%	78,756

Total non cash	209,064		97,509		114%	157,524		33%	155,567

ADJUSTED EBITDA	(330,663)		(193,817)		71%	(363,245)		-9%	(251,598)
Adjusted EBITDA Margin	-225%		-282%			-296%			-236%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Total Net Subscriber Additions	1,227k		55k			722k			283k
Wholesale	1,077k		11k			595k			111k
Retail	150k		44k			127k			172k
Total Subscribers	2,842k		566k			1,692k			971k
Wholesale(1)	1,829k		11k			752k			157k
Retail(2)	1,013k		555k			940k			814k
Consolidated ARPU	$21.19		$39.58			$32.06			$39.48
Wholesale	$4.46		N/A			$4.87			$12.51
Retail	$42.74		$39.71			$41.58			$42.77
Consolidated Churn	2.3%		3.1%			3.2%			2.9%
Wholesale	1.3%		N/A			3.0%			2.7%
Retail	3.5%		3.1%			3.2%			3.0%
Consolidated CPGA	$92		$504			$112			$293
Wholesale	—		—			—			—
Retail	$505		$563			$443			$439
Capital Expenditures	$763	MM	$410	MM		$622	MM		$690	MM
Covered POPS	70.5	MM	25.4	MM		62.2	MM		51.5	MM
Cash, Cash Equivalents and Investments	$1,394	MM	$1,966	MM		$2,272	MM		$3,054	MM

(1)	Includes non-launched markets.

(2)	During the quarter, the retail subscriber base was reduced by 65k to adjust for subscribers who have cancelled service but have not yet returned equipment and for aged involuntary deactivations, and 12k to remove subscribers who reside in Ireland, which was sold in July 2010.
About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where approximately 100 million people live, and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.

Unlimited plans subject to CLEAR’s Acceptable Use Policy, posted at www.clear.com/legal/aup.
Clearwire, CLEAR, and the CLEAR logo are trademarks or registered trademarks of Clearwire Communications LLC in the United States and/or other countries. All other company or product names are trademarks of their respective owners.
Forward-Looking Statements This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.

•	We believe that we require substantial additional financing in the near term to continue operations. We are actively pursuing a number of possible options to raise additional capital and reduce costs, but there can be no assurance that these efforts will be successful.

•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	There are unresolved issues relating to the application of existing wholesale pricing provisions in our commercial agreements to certain types of 4G devices. If we are unable to reach a resolution on these issues, or we end up receiving amounts that are less than expected, it could require us to revise our current business plans and projections and could also adversely affect our results of operations.

•	We have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully transition from the current technology to the new technology without disruptions to customer service.

•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and our Quarterly Report on Form 10-Q filed on August 5, 2010. Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,243	$1,698,017
Short-term investments	1,302,837	2,106,661
Restricted cash	1,000	1,166
Accounts receivable, net of allowance of $1,971 and $1,956	21,807	6,253
Notes receivable	5,032	5,402
Inventory, net	21,376	12,624
Prepaids and other assets	99,215	46,466

Total current assets	1,529,510	3,876,589
Property, plant and equipment, net	4,278,351	2,596,520
Restricted cash	36,621	5,620
Long-term investments	13,051	87,687
Spectrum licenses, net	4,440,404	4,495,134
Other intangible assets, net	69,442	91,713
Investments in affiliates	14,665	10,647
Other assets	135,297	103,943

Total assets	$10,517,341	$11,267,853

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and other current liabilities	$660,319	$527,367
Deferred revenue	20,417	16,060

Total current liabilities	680,736	543,427
Long-term debt, net	2,801,170	2,714,731
Deferred tax liabilities, net	5,910	6,353
Other long-term liabilities	413,805	230,974

Total liabilities	3,901,621	3,495,485
Commitments and contingencies
Equity:
Clearwire Corporation stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000 shares authorized; 243,207 and 196,767 shares issued and outstanding, respectively	24	20
Class B common stock, par value $0.0001, 1,000,000 shares authorized; 743,481 and 734,239 shares issued and outstanding, respectively	74	73
Additional paid-in capital	2,392,838	2,000,061
Accumulated other comprehensive income	2,343	3,745
Accumulated deficit	(772,484)	(413,056)

Total Clearwire Corporation stockholders’ equity	1,622,795	1,590,843
Non-controlling interests	4,992,925	6,181,525

Total equity	6,615,720	7,772,368

Total liabilities and equity	$10,517,341	$11,267,853

CLEARWIRE CORPORATION AND SUBSIDIARIES CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2010	2009

Revenues	$146,964	$68,812	114%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	241,321	97,496	148%
Selling, general and administrative expense	248,261	145,278	71%
Depreciation and amortization	124,348	52,938	135%
Spectrum lease expense	72,761	64,426	13%

Total operating expenses	686,691	360,138	91%

Operating loss	(539,727)	(291,326)	85%

Other income (expense):
Interest income	1,325	2,051	-35%
Interest expense	(26,563)	(11,671)	128%
Other income (expense), net	273	(4,640)	-106%

Total other income (expense), net	(24,965)	(14,260)	75%

Loss before income taxes	(564,692)	(305,586)	85%
Income tax benefit (provision)	87	197	—

Net loss	(564,605)	(305,389)	85%
Less: non-controlling interests in net loss of consolidated subsidiaries	425,185	222,962	91%

Net loss attributable to Clearwire Corporation	$(139,420)	$(82,427)	69%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(0.58)	$(0.42)

Diluted	$(0.58)	$(0.43)

Weighted average Class A Common Shares outstanding:
Basic	242,332	195,456

Diluted	985,813	724,280

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009

Revenues	$376,157	$194,543	93%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	646,490	252,348	156%
Selling, general and administrative expense	701,492	366,989	91%
Depreciation and amortization	288,232	147,750	95%
Spectrum lease expense	207,604	193,135	7%

Total operating expenses	1,843,818	960,222	92%

Operating loss	(1,467,661)	(765,679)	92%
Other income (expense):
Interest income	4,085	8,292	-51%
Interest expense	(84,869)	(56,235)	51%
Other income (expense), net	(1,995)	(16,461)	-88%

Total other income (expense), net	(82,779)	(64,404)	29%

Loss before income taxes	(1,550,440)	(830,083)	87%
Income tax benefit (provision)	(708)	158	—

Net loss	(1,551,148)	(829,925)	87%
Less: non-controlling interests in net loss of consolidated subsidiaries	1,191,720	603,069	98%

Net loss attributable to Clearwire Corporation	$(359,428)	$(226,856)	58%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(1.67)	$(1.17)

Diluted	$(1.67)	$(1.18)

Weighted average Class A Common Shares outstanding:
Basic	215,515	194,145

Diluted (1)	215,515	718,082

(1)	Due to the timing of the shares issued from the Rights Offering, inclusion of Class B Common Stock is antidilutive for the nine months ended September 30, 2010.

CLEARWIRE CORPORATION AND SUBSIDIARIES CONDENSED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(1,551,148)	$(829,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(102)	158
Losses from equity investees, net	1,563	883
Non-cash fair value adjustment on swaps	—	(5,343)
Other-than-temporary impairment loss on investments	—	10,015
Accretion of discount on debt	2,954	55,079
Depreciation and amortization	288,232	147,750
Amortization of spectrum leases	43,644	43,767
Non-cash rent	149,909	64,980
Share-based compensation	40,370	24,208
Net loss on disposal, write-off or impairment of assets	127,426	16,947
Changes in assets and liabilities:
Inventory	(1,103)	(3,041)
Accounts receivable	(15,677)	(720)
Prepaids and other assets	(89,546)	(38,994)
Prepaid spectrum licenses	(2,775)	(34,876)
Accounts payable and other liabilities	165,412	143,410

Net cash used in operating activities	(840,841)	(405,702)
Cash flows from investing activities:
Capital expenditures	(1,955,482)	(729,587)
Payments for spectrum licenses and other intangible assets	(11,050)	(11,747)
Purchases of available-for-sale investments	(1,873,966)	(2,291,461)
Disposition of available-for-sale investments	2,752,050	2,705,455
Other investing	(26,034)	5,556

Net cash used in investing activities	(1,114,482)	(321,784)
Cash flows from financing activities:
Principal payments on long-term debt	(122)	(10,719)
Debt financing fees	(21,918)	—
Equity investment by strategic investors	54,839	—
Proceeds from issuance of common stock	303,630	12,853

Net cash provided by financing activities	336,429	2,134
Effect of foreign currency exchange rates on cash and cash equivalents	(880)	626

Net decrease in cash and cash equivalents	(1,619,774)	(724,726)
Cash and cash equivalents:
Beginning of period	1,698,017	1,206,143

End of period	$78,243	$481,417

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest paid	$168,931	$96,260
Swap interest paid, net	$—	$10,181
Non-cash investing activities:
Fixed asset purchases in accounts payable and other current liabilities	$206,452	$43,082
Fixed asset purchases financed by long-term debt	$91,312	$—
Non-cash financing activities:
Vendor financing obligations	$(45,392)	$—
Capital lease obligations	$(45,920)	$—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
The Company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Operating Loss	$(539,727)	$(291,326)	$(520,769)	$(407,165)

Non Cash Expenses
Spectrum Lease Expense	24,300	14,585	19,204	24,591
Tower & Building Rents	50,640	22,330	42,298	32,520
Stock Compensation	9,776	7,656	10,894	19,700

Non Cash Items Expense	84,716	44,571	72,396	76,811

Depreciation and amortization	124,348	52,938	85,128	78,756

ADJUSTED EBITDA	$(330,663)	$(193,817)	$(363,245)	$(251,598)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. The Company provides Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted EBITDA facilitates internal comparisons of the Company’s historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring the Company’s performance relative to that of its competitors. In addition, Clearwire believes that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of the Company’s financial performance over time and to compare the Company’s financial performance with that of other companies in the industry.

(2) ARPU is revenue comprised of total revenue, less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue; divided by the average number of subscribers in the period divided by the number of months in the period. Wholesale ARPU is wholesale revenue divided by the average number of wholesale subscribers in the period divided by the number of months in the period. Retail ARPU is retail revenue less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, and shipping revenue; divided by the average number of retail subscribers in the period divided by the number of months in the period.

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Consolidated ARPU
Total Revenue	$146,964	$68,812	$122,521	$106,672
Acquired Companies & Other Revenue	(7,421)	(5,184)	(8,358)	(9,417)

Consolidated ARPU Revenue	139,543	63,628	114,163	97,255

Wholesale ARPU Revenue	16,525	312	4,496	3,349
Retail ARPU Revenue	123,018	63,316	109,667	93,906

Consolidated ARPU Revenue	139,543	63,628	114,163	97,255

Average Customers	2,195	536	1,187	821
Months in Period	3	3	3	3
Consolidated ARPU	$21.19	$39.58	$32.06	$39.48

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Wholesale ARPU Revenue	16,525	N/A	4,496	3,349

Average Wholesale Customers	1,236	N/A	308	89
Months in Period	3	N/A	3	3
Wholesale ARPU	$4.46	N/A	$4.87	$12.51

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Retail ARPU Revenue	123,018	63,316	109,667	93,906
Average Retail Customers	959	531	879	732
Months in Period	3	3	3	3
Retail ARPU	$42.74	$39.71	$41.58	$42.77

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in the business, including changes in the Company’s service offerings and fees, affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare the

Company’s customer revenue to that of other wireless communications providers. The Company believes investors use ARPU primarily as a tool to track changes in the Company’s average revenue per customer and to compare Clearwire’s per customer service revenues to those of other wireless communications providers.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month using the actual number of subscribers. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from the Company’s gross customer additions and therefore not included in the churn calculation. Wholesale churn is calculated as the number of wholesale subscribers that terminate service in a given month divided by the average number of wholesale subscribers in that month using the actual number of wholesale subscribers. Retail churn is calculated as the number of retail subscribers that terminate service in a given month divided by the average number of retail subscribers in that month using the actual number of retail subscribers. Management uses churn to measure retention of the Company’s subscribers, to measure changes in customer retention over time, and to help evaluate how changes in the business affect customer retention. The Company believes investors use churn primarily as a tool to track changes in the Company’s customer retention. Other companies may calculate this measure differently.
(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross customer additions in the period. Retail CPGA is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Consolidated CPGA
Selling, General and Administrative	$248,261	$145,278	$229,440	$223,791
G&A and Other	(121,973)	(92,560)	(135,533)	(119,799)

Total Selling Expense	126,288	52,718	93,907	103,992

Total Gross Adds	1,375	105	835	355
Total Consolidated CPGA	$92	$504	$112	$293

	Three months ended
	September 30,		June 30,	March 31,
	2010	2009	2010	2010
(in thousands)		(unaudited)
Retail CPGA
Selling, General and Administrative	$248,261	$145,278	$229,440	$223,791
G&A and Other	(121,973)	(92,560)	(135,533)	(119,799)

Total Selling Expense	126,288	52,718	93,907	103,992

Total Retail Gross Adds	250	94	212	237
Total Retail CPGA	$505	$563	$443	$439

Management uses CPGA to measure the efficiency of the Company’s customer acquisition efforts, to track changes in Clearwire’s average cost of acquiring new subscribers over time, and to help evaluate how changes in the Company’s sales and distribution strategies affect the cost-efficiency of the Company’s customer acquisition efforts. Clearwire believes investors use CPGA primarily as a tool to track changes in the Company’s average cost of acquiring new subscribers.

Clearwire Contacts
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com